Exhibit 4.1

8% SECURED PROMISSORY NOTE

AMERICA WEST RESOURCES, INC.

DUE June 1, 2014

Date:  March 31, 2011

US $[__]

This Secured Promissory Note (the “Note”) is a duly authorized and issued secured promissory note of America West Resources, Inc., a Nevada corporation (the “Borrower”), issued to [__] (together with its permitted successors and assigns, the “Holder”).

ARTICLE I.

1.1

Loan Agreement.  This Note is issued in accordance with that certain Loan Agreement dated February 11, 2011 among Borrower, America West Services, Inc., a Nevada corporation, Holder, John Thomas Bridge and Opportunity Fund, L.P., a Delaware limited partnership and John Thomas Bridge and Opportunity Fund, L.P. II, a Delaware limited partnership, as amended by Amendment No. 1 to Loan Agreement dated March 31, 2011 (as may be modified, amended, renewed or extended from time to time) (collectively, the “Loan Agreement”) and is subject to all of the terms, provisions and obligations set forth in the Loan Agreement, including, without limitation, the option of the Holder to convert the principal and accrued interest of this Note into common stock of the Borrower in accordance with the more specific provisions set forth in the Loan Agreement.  All capitalized terms used in this Note and not otherwise defined shall have the meaning ascribed to such term in the Loan Agreement.

1.2

Renewal Note.  This Note is one of the Renewal Notes executed and delivered by Borrower in accordance with the Loan Agreement and is given in renewal and extension of indebtedness arising from previous advances by Holder to Borrower or one or more of its Subsidiaries and as more particularly set forth in the Loan Agreement.  In consideration for such renewal and extension, the Borrower hereby promises to pay to the order of the Holder, in lawful money of the United States of America and in immediately available funds the principal sum of [__] and [__]/100 Dollars ($[__]), together with interest as set forth in this Note below.

1.3

Accrual of Interest.  The unpaid principal balance of this Note shall accrue interest at the rate of eight percent (8%) per annum from the date of this Note until the Final Maturity Date or such earlier date as the same may become payable hereunder; provided, however, that from and after the occurrence of an Event of Default (as defined below) this Note and all unpaid principal and accrued interest which has matured and remains unpaid shall bear interest at the lesser of eighteen percent (18%) per annum and the Maximum Lawful Rate (the “Default Rate”).

1.4

Payment.  The Borrower shall pay the principal and interest of this Note as follows:

(a)

in equal monthly installments of principal and interest in the amount of [__] and [__]/100 Dollars ($[__]) each month beginning July 1, 2011 and continuing regularly and monthly thereafter on the first  of each successive calendar month through May 1, 2014; and

(b)

in one final installment of all outstanding principal and accrued unpaid interest due and payable June 1, 2014 (as defined in the Loan Agreement, the “Final Maturity Date”).

1.5

Prepayment.  The Borrower may prepay this Note in whole or in part at any time without penalty after (but not before) the expiration of thirty (30) days from the date Borrower gives written notice to Holder of its intention to prepay the Note, including the date of prepayment and the amount to be prepaid.  Following receipt of any such notice of prepayment, Holder may exercise its right to convert the amount so prepaid into Borrower Common Stock in accordance with Section 1.09 of this Note and the Loan Agreement.  All payments prior to the date they are due shall be applied ratably between principal and accrued unpaid interest and ratably among remaining installments so as to proportionately reduce each such installment.

1.6

Collateral.  The indebtedness evidenced by this Note is secured by the security interest provided for in that one certain Amended and Restated Security Agreement dated March 31, 2011 among the Borrower, America West Services, Inc., Holder, John Thomas Bridge and Opportunity Fund, L.P. and John Thomas Bridge and Opportunity Fund, L.P. II (as the same has been or may hereafter be amended the “Security Agreement”) in all of the “Collateral” described in the Security Agreement (it being understood and agreed that all of the indebtedness evidenced by this Note shall be, and is, included, without limitation, in the definition of “Obligations” as set forth in such Security Agreement).

1.7

Absolute Obligation.  Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Borrower.

1.8

Ranking.  The Note ranks pari passu with each of the Renewal Notes executed and delivered, from time to time by Borrower in accordance with the Loan Agreement.

1.9

Conversion.  At the option of the Holder, the outstanding principal and accrued unpaid interest on this Note may be converted into Borrower Common Stock in accordance with the terms of the Loan Agreement.  Any amount converted shall be credited as a payment prior to maturity in accordance with this Note.

ARTICLE II.

1.10

Release by Borrower of Holder.  In consideration of the extension of credit evidenced by this Note, the Borrower waives, releases and discharges Holder and its members, partners, officers, directors and/or managers of and from any and all claims, causes of action, suits and liabilities of any and every kind and character and acknowledges and agrees that Holder has fairly and timely performed all of the obligations of Holder to the Borrower in connection with each of the transactions that have occurred between the Holder and the Borrower.

ARTICLE III.

1.11

Events of Default.  As used herein, the term “Event of Default” shall mean any one or more of the following events:

(a)

the failure of the Borrower to fully and timely pay the Holder any amount of principal or interest due on this Note, which failure is not fully cured prior to the expiration of three (3) days from the date written notice of such failure is given to Borrower by Holder (provided, that after two (2) such notices of failure to pay has been given, no additional notices need be given and an Event of Default shall occur thereafter if Borrower fails to fully and timely pay to Holder any amount of principal or interest due on this Note); and

(b)

the occurrence of a “Default” or an “Event of Default” as such term is defined in the Loan Agreement.

1.12

If any Event of Default occurs:

(a)

the full principal amount and accrued interest of this Note then remaining unpaid, together with any other amounts owing in respect thereof to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash; and

(b)

this Note shall bear interest at the Default Rate; and

(c)

the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under the Security Agreement and applicable law.

The above remedies are cumulative and not mutually exclusive.

ARTICLE IV.

1.13

General Waivers.  The Borrower waives presentment for payment, demand, notice of intent to accelerate, notice of acceleration, protest and notice of protest, and of dishonor and diligence in collecting and the bringing of suit against any other party, and agrees to all renewals, extensions, partial payments, releases, subordinations and substitutions of security, in whole or in part, with or without notice, before or after maturity.  The failure by the Holder to exercise any of its rights, remedies, recourses, or powers upon the occurrence of one or more Events of Default shall not constitute a waiver of the right to exercise the same or any other right, remedy, recourse, or power at any subsequent time in respect to the same or any other Event of Default.  The acceptance by the Holder of any payment hereunder which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the Holder’s rights, remedies, recourses, or powers at that time, or any subsequent time, or nullify any prior exercise of any such right, remedy, recourse or power without the written consent of the Holder, except as and to the extent otherwise required by applicable law.

ARTICLE V.

1.14

Notice.  Notices regarding this Note shall be sent to the parties at the following addresses, unless a party notifies the other parties, in writing, of a change of address:

If to the Borrower, to:	America West Resources, Inc.
57 West 200 South, Suite 400
Salt Lake City, Utah 84101
Attn: Dan R. Baker, CEO

With a copy to:	Thomas C. Pritchard
Brewer & Pritchard, P.C.
3 Riverway, Suite 1800
Houston, Texas 77056

If to the Holder:	At the address set forth on the signature page.

1.15

Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Utah, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Salt Lake, Salt Lake County, Utah (the “Utah Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Utah Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Utah Courts are improper or inconvenient venue for such proceeding; provided, however, that any suit to foreclose any lien which secures the payment hereof may be brought by the Holder in the jurisdiction where the property subject to such lien is located.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

1.16

Reduction in Interest.  It is the intention of the Borrower and the Holder to conform strictly to the applicable laws of usury. All agreements and transactions between the Holder and the Borrower, whether now existing or hereafter arising, whether contained herein or in any other instrument, and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof, late payment, prepayment, demand for prepayment or otherwise, shall the amount contracted for, charged or received by the Holder from the Borrower for the use, forbearance, or detention of the principal indebtedness or interest hereof, which remains unpaid from time to time, exceed the Maximum Lawful Amount. Any interest payable hereunder or under any other instrument relating to the loan evidenced hereby that is in excess of the Maximum Lawful Amount, shall, in the event of acceleration of maturity, late payment, prepayment, demand or otherwise, be applied to a reduction of the principal indebtedness hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of such principal, such excess shall be refunded to the Borrower. To the extent not prohibited by law, determination of the Maximum Lawful Amount of interest shall at all times be made by amortizing, prorating, allocating and spreading all interest at any time contracted for, charged or received from the Borrower in connection with the loan in equal parts during the period of the full term of the loan evidenced hereby until repayment in full of the principal (including the period of any renewal or extension hereof), so that the actual rate of interest on account of such indebtedness does not exceed the Maximum Lawful Amount. As used herein, the term “Maximum Lawful Amount” means the maximum amount of non-usurious interest, permitted with respect to the indebtedness evidenced by this Note from time to time by applicable law after taking into account any and all fees, payments, and other charges that constitute interest under applicable law. Use of the term Maximum Lawful Amount shall not be deemed to imply or affirm that there is any Maximum Lawful Amount applicable to this Note.

1.17

WAIVER OF JURY TRIAL.  THE BORROWER AND THE HOLDER HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED BY THE TERMS OF THE LOAN AGREEMENT OR THE ACTIONS OF THE HOLDER IN THE ENFORCEMENT HEREOF OR THEREOF.

1.18

Severability.  The invalidity of any of the provisions of this Note shall not invalidate or otherwise affect any of the other provisions of this Note, which shall remain in full force and effect.

1.19

Entire Agreement and Amendments.  This Note constitutes the sole and entire agreement of the parties to this Note with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.  The Borrower understands that the Holder has made no commitment to renew, refinance, extend or rearrange the loan evidenced by this Note, nor to advance additional funds to or on behalf of the Borrower.  The Borrower represents and warrants to the Holder that no officer, employee, representative of, or attorney for, the Holder has made any oral commitments or representations which are not incorporated in the Note.  This Note may be amended only by an instrument in writing executed by the parties hereto.

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the parties hereto executed this Note as of the date first written above.

America West Resources, Inc.

By: ________________________________________
Name: _____________________________________
Title: ______________________________________

{HOLDER SIGNATURE PAGE FOLLOWS}

Holder:

By: ________________________________________
Name: _____________________________________
Title: ______________________________________

With copy to:

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